Exhibit 10.5

SHAREHOLDER LOAN AGREEMENT

This Shareholder Loan Agreement (the “Agreement”) is made and effective this 14th day of July, 2011:

BETWEEN:	Soul and Vibe Entertainment, Inc. (the “Corporation”), a corporation organized and existing under the laws of the state of Nevada with its resident office located at: 711 S Carson, Suite 4, Carson City, NV 89701.

AND:	Peter Anthony Chiodo (the “Shareholder”), an individual:

LET IT BE KNOWN, the Shareholder holds shares in the Corporation and agrees to loan certain monies (the “Loan”) to the Corporation.

IN CONSIDERATION OF the Shareholder providing the Loan to the Corporation, and the Corporation repaying the Loan to the Shareholder, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

1.  Loan Amount and Interest

The Shareholder promises to loan $50,000 to the Corporation in installments over the next twelve months, when necessary, to provide sufficient cash flow and maintain operations and the Corporation promises to repay the principal amount to the Shareholder with interest payable on the unpaid balance at the rate of 3.50 percent per annum, calculated annually not in advance.

2. Payment

The loan will be repaid by specific periodic amounts which the Corporation will pay to the Shareholder at agreed upon intervals. Repayment shall be made in at least quarterly installments. The Corporation has the right to prepay the entire outstanding amount at any time without penalty.

3.  Default

Notwithstanding anything to the contrary in this Agreement, if the Corporation defaults in the performance of any obligation under this Agreement, then the Shareholder may declare the principal amount owing under this Agreement at the time to be immediately due and payable.

4.  Governing Law

This Agreement will be construed in accordance with and governed by the laws of the State of Nevada.

5.  Costs

All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

6.  Assignment and Collateral

It is mutually agreed that this loan shall be issued without collateral. This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation. The Corporation waives presentment for payment, notice of non-payment, protest and notice of protest.

7.  Amendments

This Agreement may only be amended or modified by a written instrument executed by both the Corporation and the Shareholder.

8.  Severability and General Provisions

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of the Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives of the parties as of the date hereof.

CORPORATION	SHAREHOLDER